Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
XPO Logistics, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-112899, 333-193582, and 333-188848) and on Form S-8 (Nos. 333-166986 and 333-183648) of XPO Logistics, Inc. of our report dated February 23, 2015, with respect to the consolidated balance sheets of XPO Logistics, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10‑K of XPO Logistics, Inc.
Our report dated February 23, 2015 on internal control over financial reporting as of December 31, 2014, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, Simply Logistics Inc’s d/b/a Atlantic Central Logistics (ACL) and New Breed Holding Company’s (New Breed) internal control over financial reporting associated with total assets of $864,064,211 and total revenues of $258,587,775, included in the consolidated financial statements of XPO Logistics, Inc. and subsidiaries as of and for the year ended December 31, 2014. Our audit of internal control over financial reporting of XPO Logistics, Inc. also excluded an evaluation of the internal control over financial reporting of ACL and New Breed.
(signed) KPMG LLP
Chicago, IL.
February 23, 2015